Subject to Completion Preliminary Term Sheet dated December 24, 2020
Filed Pursuant to Rule 433
Registration Statement No. 333-228614
(To Prospectus dated December 26, 2018,
Prospectus Supplement dated November 19, 2020 and
Product Prospectus Supplement EQUITY SUN-1 dated February 21, 2019)

Units	Pricing Date*	January , 2021
$10 principal amount per unit	Settlement Date*	February , 2021
CUSIP No.	Maturity Date*	March , 2022
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index
◾ Maturity of approximately two years, if not called prior to maturity
◾ Automatic call of the notes per unit at $10 plus the Call Premium ([$0.80 to $0.90]) if the Index is flat or increases above 100.00% of the Starting Value on the Observation Date
◾ The Observation Date will occur approximately one year after the pricing date
◾ If the notes are not called, at maturity:
   ◾ a return of 25.00% if the Index is flat or increases up to the Step Up Value
   ◾ a return equal to the percentage increase in the Index if the Index increases above the Step Up Value
   ◾ 1-to-1 downside exposure to decreases in the Index, with up to 100.00% of your principal at risk
◾ All payments are subject to the credit risk of The Bank of Nova Scotia
◾ No periodic interest payments
◾ In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”.
◾ Limited secondary market liquidity, with no exchange listing
◾ The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-7 of product prospectus supplement EQUITY SUN-1.
The initial estimated value of the notes as of the pricing date is expected to be between $9.15 and $9.46 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to BNS	$9.80	$
(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
January     , 2021

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Summary
The Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January  , 2023 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus).  The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes will be automatically called at the Call Amount if the Observation Level of the Market Measure, which is the PHLX Housing SectorSM Index (the “Index”), is equal to or greater than the Call Level on the Observation Date. If the notes are not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Index is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Index above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Call Premium and Call Amount) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.
Terms of the Notes
Issuer:	The Bank of Nova Scotia (“BNS”)	Call Settlement Date:
Approximately the fifth business day following the Observation Date, subject to postponement if the Observation Date is postponed, as described on page PS-26 of product prospectus supplement EQUITY SUN-1.

Principal Amount:	$10.00 per unit	Call Premium:	[$0.80 to $0.90] per unit if called on the Observation Date (which represents a return of [8.00% to 9.00%] over the principal amount). The actual Call Premium will be determined on the pricing date.
Term:	Approximately two years, if not called	Ending Value:
The closing level of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-28 of product prospectus supplement EQUITY SUN-1.

Market Measure:	The PHLX Housing SectorSM Index (Bloomberg symbol: “HGX”), a price return index	Step Up Value:	125.00% of the Starting Value.
Starting Value:	The closing level of the Market Measure on the pricing date	Step Up Payment:	$2.50 per unit, which represents a return of 25.00% over the principal amount.
Observation Level:	The closing level of the Market Measure on the Observation Date.	Threshold Value:	100.00% of the Starting Value.
Observation Date:
On or about February , 2022, approximately one year after the pricing date. The scheduled Observation Date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-28 of product prospectus supplement EQUITY SUN-1.
		Calculation Day:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Call Level:	100.00% of the Starting Value.	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16.
Call Amount (per Unit):	[$10.80 to $10.90] if called on the Observation Date. The actual Call Amount will be determined on the pricing date.	Calculation Agent:	BofA Securities, Inc. (“BofAS”).
Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Determining Payment on the Notes
Automatic Call Provision
The notes will be called automatically on the Observation Date if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the Call Premium.
Redemption Amount Determination
If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:
Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product prospectus supplement EQUITY SUN-1 dated February 21, 2019: https://www.sec.gov/Archives/edgar/data/9631/000091412119000426/bn50676784-424b2.htm
◾	Prospectus supplement dated November 19, 2020: https://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
◾	Prospectus dated December 26, 2018: https://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) in the accompanying product prospectus supplement EQUITY SUN-1, as such references relate to MLPF&S’s institutional services, should be read as references to BofAS.
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. When you read the accompanying product prospectus supplement, please note that all references in such supplement to the prospectus supplement dated December 26, 2018 or to any sections therein should refer instead to the accompanying prospectus supplement dated November 19, 2020 or to the corresponding sections of such prospectus supplement, as applicable, unless the context otherwise requires. Capitalized terms used but not defined in this term sheet have the meanings set forth in product prospectus supplement EQUITY SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
◾ You are willing to receive a return on your investment capped at the Call Premium if the Observation Level is equal to or greater than the Call Level.
◾ You anticipate that the notes will be automatically called or that the Index will not decrease from the Starting Value to the Ending Value.
◾ You are willing to risk a substantial loss of principal and return if the notes are not automatically called and the Index decreases from the Starting Value to the Ending Value.
◾ You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾ You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
◾ You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
◾ You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

◾ You want to hold your notes for the full term.
◾ You believe that the notes will not be automatically called and the Index will decrease from the Starting Value to the Ending Value.
◾ You seek principal repayment or preservation of capital.
◾ You seek interest payments or other current income on your investment.
◾ You want to receive dividends or other distributions paid on the stocks included in the Index.
◾ You seek an investment for which there will be a liquid secondary market.
◾ You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Hypothetical Payout Profile and Examples of Payments at Maturity
The graph below is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Observation Date.
Autocallable Market-Linked Step Up Notes
This graph reflects the returns on the notes, based on the Threshold Value of 100.00% of the Starting Value, the Step Up Payment of $2.50 per unit and the Step Up Value of 125.00% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 100, a hypothetical Step Up Value of 125.00, the Step Up Payment of $2.50 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Up Value, whether the notes are called on the Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
75.00	-25.00%	$7.50	-25.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
100.00(1)(2)	0.00%	$12.50(3)	25.00%
105.00	5.00%	$12.50	25.00%
110.00	10.00%	$12.50	25.00%
115.00	15.00%	$12.50	25.00%
125.00(4)	25.00%	$12.50	25.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%

(1)	This is the hypothetical Threshold Value.
(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(3)	This amount represents the sum of the principal amount and the Step Up Payment of $2.50.
(4)	This is the hypothetical Step Up Value.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Redemption Amount Calculation Examples
Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	90.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	125.00
Ending Value:	110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 143.00, or 143.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	125.00
Ending Value:	143.00
Redemption Amount per unit

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product prospectus supplement EQUITY SUN-1, page S-2 of the prospectus supplement, and page 5 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-Related Risks
◾
If the notes are not automatically called, depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾	If the notes are called, your investment return is limited to the return represented by the Call Premium.
◾	Your investment return may be less than a comparable investment directly in the stocks included in the Index.
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Market Measure-Related Risks
◾	The Index sponsor may adjust the Index in a way that may adversely affect its level and your interests, and the Index sponsor has no obligation to consider your interests.
◾	You will have no rights of a holder of the securities included in the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
◾
While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Valuation-and Market-Related Risks
◾
Our initial estimated value of the notes will be lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes will exceed our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-16.

◾
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set.  These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Index, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

◾
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Conflict-Related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
Tax-Related Risks
◾	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
◾
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 62 of the prospectus dated December 26, 2018, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-41 of product prospectus supplement EQUITY SUN-1.

Additional Risk Factors
Additional Risk Factors Related to General Credit Considerations
The COVID-19 virus may have an adverse impact on BNS.
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which BNS operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which BNS operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of BNS’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on BNS’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to BNS’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of BNS. As a result, the business, results of operations, corporate reputation and financial condition of BNS could be adversely impacted for a substantial period of time.
Additional Risk Factors Related to the Market Measure
The stocks included in the Index are concentrated in one sector.
All of the stocks included in the Index are issued by companies whose primary lines of business are directly associated with the U.S. housing construction sector.  As a result, the stocks that will determine the performance of the notes are concentrated in one sector.  Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the U.S. housing construction sector.  Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
A limited number of Index Components may affect its level and the Index is not necessarily representative of the U.S. housing construction industry.
As of December 17, 2020, the top three Index Components constituted 38.09% of the total weight of the Index and the top six Index Components constituted 61.02% of the total weight of the Index. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the level of the Index and the value of the notes.
While the stocks comprising the Index are common stocks of companies generally considered to be involved in various segments of the U.S. housing construction industry, the stocks underlying the Index and the Index may not necessarily follow the price movements of the entire industry generally.  If the stocks underlying the Index decline in value, the Index will decline in value even if common stock prices in the U.S. housing construction industry generally increase in value.
Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
The housing construction industry is significantly affected by a number of factors, including general and local economic conditions and real estate markets as well as by weather conditions, natural disasters, and geopolitical events, any of which could adversely affect the performance of the companies included in the Index.
The housing construction industry is cyclical and has from time to time experienced significant difficulties.  The prices of the equity securities included in the Index and, in turn, the level of the Index will be affected by a number of factors that may affect the value of the notes, including:
•	employment levels and job growth;
•	the availability of financing for home buyers;
•	market interest rates;
•	consumer confidence;
•	housing demand and real estate values;
•	the availability of suitable undeveloped land;
•	raw material and labor shortages and price fluctuations;
•	federal, state, and local laws and regulations concerning the development of land, housing construction, home sales, consumer financing, and environmental protection;
•	competition among companies which engage in the housing construction business; and
•	the supply of homes and other housing alternatives.
In addition, weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods, and fires can harm the housing construction business.  Geopolitical events, such as armed conflict and related market disruptions could also have a significant impact on the housing construction business.
These factors described above could cause a change in the housing construction industry generally or regionally and could cause the value of the equity securities included in the Index and the level of the Index to decrease or remain flat during the term of the notes.
There is no direct correlation between the value of the notes or the level of the Index and residential housing prices.
There is no direct linkage between the level of the Index and residential housing prices in specific regions or residential housing prices in general.  While residential housing prices may be one factor that could affect the prices of the stocks included in the Index and, consequently, the return on the notes, the Index and the notes are not directly linked to movements of residential housing prices and may be affected by factors unrelated to those movements.
Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
The Index
We have obtained all information regarding the Index contained in this term sheet, including its make-up, method of calculation, and changes in its components, from information prepared by the Nasdaq OMX Group, Inc. (“Nasdaq OMX” or the “Index sponsor”).  That information reflects the policies of, and is subject to change by Nasdaq OMX.  Nasdaq OMX, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index.  The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-30 of product prospectus supplement EQUITY SUN-1.  None of us, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index. “Nasdaq®,” “PHLX®,” “Nasdaq OMXSM,” “PHLX Housing SectorSM Index,” and “HGXSM” are registered trademarks or servicemarks of Nasdaq OMX and have been licensed for use.  The notes have not been passed on by Nasdaq OMX as to their legality or suitability and are not sponsored, endorsed, sold, or promoted by Nasdaq OMX or its affiliates.  NASDAQ OMX OR ITS AFFILIATES MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES AND MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.
The Index is designed to measure the performance of a set of companies whose primary lines of business are directly associated with the U.S. housing construction market. The Index is currently composed of 19 members.  See “—Composition of the Index.”  The Index is published by Nasdaq OMX.  The Index began on January 2, 2002 at a base value of 250.00.
The Index is monitored or benchmarked against the value at which it was initially set.  The Index will reflect the U.S. housing construction industry only to the extent that the underlying issues are representative of the industry.  Nasdaq OMX will adjust the composition of the Index due to mergers of component issuers, because issuers no longer reflect the particular Index group, or to improve the Index’s correlation to the U.S. housing construction industry, as described in more detail below.
General
The Index is a modified market capitalization-weighted index, in which the value of the Index equals the aggregate value of the Index share weights, also known as the “Index Shares,” of each of the securities included in the Index (the “Index Securities”), multiplied by each such Index Security’s last sale price, and divided by the divisor of the Index.  The divisor serves the purpose of scaling the aggregate Index value to a lower order of magnitude, which is more desirable for Index reporting purposes.  If trading in an Index Security is halted on its primary listing market while such market is open, the most recent last sale price for that security is used for all Index computations until trading on such market resumes.  If trading in an Index Security is halted on its primary market before such market is open, the previous day’s last sale price is used.
The formula for the Index value is:
Aggregate Adjusted Market Value
Divisor
where the Divisor equals:
(Market Value after Adjustments/Market Value before Adjustments) × Divisor before Adjustments
The Index is ordinarily calculated without regard to cash dividends on the Index Securities, but reflects extraordinary cash dividends on the Index Securities.
The Index is calculated during the trading day and is disseminated once per second from 9:30:01 a.m. to 5:16:00 p.m., Eastern Standard Time (“EST”) in U.S. dollars.  The closing value of the Index may change up until 5:15:00 p.m. EST due to corrections to the last sale price of the Index Securities.
Eligibility
Index eligibility is limited to specific types of securities.  The security types eligible for the Index include U.S. and non-U.S. common stocks, ordinary shares, shares of beneficial interest and limited partnership interests.
Initial Security Eligibility Criteria
To be included in the Index, a security must meet the following criteria:
◾	the security must be listed on the New York Stock Exchange, the Nasdaq Stock Market, NYSE American or the Chicago Board Options Exchange (“CBOE”);
◾
the issuer of the security must be classified, as reasonably determined by Nasdaq OMX, as a company whose primary business is associated with the U.S. housing construction market under Industry Classification Benchmark (“ICB”) codes, which are products of FTSE International Limited and are licensed for use by the Index sponsor;

◾	only one class of security per issuer is allowed—if an issuer has multiple securities, the security with the highest dollar trading volume will be selected for possible inclusion in the Index;
Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023

◾	the security must have a market capitalization of at least $100 million;
◾	the security must have traded at least 1.5 million shares in each of the last six months;
◾	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;
◾	the security may not be issued by an issuer currently in bankruptcy proceedings;
◾	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for the Index;
◾	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
◾	the security must have “seasoned” on a recognized market for at least six months; in the case of spin-offs, the operating history of the spin-off will be considered.
Component Replacement Criteria
In the event that an Index Security no longer meets the continued security eligibility criteria described below, it will be replaced with a security that meets all of the initial security eligibility criteria and additional criteria which follows.  Securities eligible for inclusion will be ranked descending by market value, current price, and percentage price change over the previous six months.  The security with the highest overall ranking will be added to the Index (if multiple securities have the same rank, the security with the largest market capitalization will rank higher), provided that the Index then meets the following criteria:
◾	no single Index Security is greater than 20% of the weight of the Index, and the top five Index Securities do not constitute more than 55% of the weight of the Index; and
◾	no more than 15% of the weight of the Index is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements.
In the event that the highest ranking security does not permit the Index to meet the above criteria, the next highest ranking security will be selected and the Index criteria will again be applied to determine eligibility.  The process will continue until a qualifying replacement security is selected.
Continued Security Eligibility Criteria
To be eligible for continued inclusion in the Index, an Index Security must meet the following criteria:
◾	the security must be listed on the New York Stock Exchange, the Nasdaq Stock Market, or NYSE American;
◾	the issuer of the security must be classified, as reasonably determined by Nasdaq OMX, as a company whose primary business is associated with the U.S. housing sector under ICB codes;
◾	the security must have a market capitalization of at least $60 million;
◾	the security may not be issued by an issuer currently in bankruptcy proceedings; and
◾	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
Continued Index Eligibility Criteria
In addition to the security eligibility criteria, the Index as a whole must meet the following criteria on a continual basis unless otherwise noted:
◾
no single Index Security is greater than 25% of the weight of the Index, and the top five Index Securities do not constitute more than 60% of the weight of the Index (measured semi-annually on the first trading day in January and July);

◾	no more than 18% of the weight of the Index is composed of non-U.S. Index Securities that are not subject to comprehensive surveillance agreements;
◾	the total number of Index Securities has not increased or decreased by 33 1/3% of the Index and in no event will be less than nine;
◾	Index Securities representing at least 95% of the weight of the Index have a market capitalization of at least $75 million;
◾	Index Securities representing at least 92% of the weight of the Index and at least 82% of the total number of Index Securities meet the security options eligibility rules;
◾
Index Securities must have trading volume of at least 600,000 shares for each of the last six months, except that for each of the lowest weighted Index Securities that in the aggregate account for no more than 5% of the weight of the Index, trading volume must be at least 500,000 shares for each of the last six months; and

◾
the lesser of the five highest weighted Index Securities or the highest weighted Index Securities that in the aggregate represent at least 30% of the total number of Index Securities each have had an average monthly trading volume of at least 1,250,000 shares over the past six months.

In the event the Index does not meet the criteria, the Index composition will be adjusted to ensure that the Index meets the criteria.  Index Securities that contribute to the Index not meeting the eligibility criteria may be removed.  Index Securities may be added and/or replaced according to the component replacement rules to ensure compliance with these criteria. If removed, the security will, in
Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
ordinary circumstances, be removed at its last sale price. If the security is halted from trading on its primary listing market, however, and the official closing price cannot be readily determined, Nasdaq OMX may, at its discretion, remove the security at a zero price. If the security is removed at a zero price, it will be applied to the Index after the close of market but before the dissemination of the official closing value of the Index is disseminated (ordinarily at 5:16:00 p.m. EST).
Index Maintenance
If a corporate event occurs as to any Index Security, such as a stock dividend, stock split, spin-off or rights issuance, the Index Shares and/or the price of the Index Security will be adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the adjustment in the Index Shares and/or the price of the Index Security will be made as soon as practicable.  Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated through the end of February, May, August and November and made effective at one time on a quarterly basis after the close of trading on the third Friday of March, June, September and December, respectively.  The Index Shares are derived from the Index Security’s total shares outstanding.  The Index Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.
In the event of a special cash dividend announced by the relevant listing exchange, the last sale price of the affected Index Security will be adjusted prior to market open on the ex-date for the special amount distributed.
In the event of a change in the Index Shares, a change in an Index Security, or a change to the price of an Index Security due to spin-offs, rights issuances, or special cash dividends, the divisor is ordinarily adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the Index prior to market open on the applicable effective date.
Index Rebalancing
The Index uses a modified market capitalization-weighting methodology.  Each quarter, the Index is rebalanced so that the maximum weight of any Index Security will not exceed 15% and no more than two Index Securities will be at the cap.  Under those circumstances, any Index Security that is then in excess of 8% will be capped at 8%.  The aggregate amount by which all Index Securities over 15% and 8% is reduced will be redistributed proportionally across the remaining Index Securities.  After redistribution, if any other Index Security then exceeds 8%, the Index Security is set to 8% of the Index and the redistribution is repeated to derive the final weights.
The modified market capitalization-weighted methodology is applied to the capitalization of each Index Security, using the last sale price of the Index Security at the close of trading on the first Friday in March, June, September, and December and after applying quarterly changes to the total shares outstanding.  Index Shares are then calculated by multiplying the weight of the Index Security by the new market value of the Index and dividing the modified market capitalization for each Index Security by its corresponding last sale price.  The changes become effective after trading on the third Friday in March, June, September, and December.
Composition of the Index
As of December 17, 2020, the Index was composed of the following 19 stocks according to Bloomberg L.P.:

Company	Percentage of Index Weighting
Weyerhaeuser Company	15.01%
DR Horton Inc.	14.40%
Vulcan Materials Company	8.68%
Lennar Corporation	7.97%
PulteGroup, Inc	7.49%
Lennox International Inc.	7.47%
Masco Corporation	7.08%
Owens Corning	6.23%
Toll Brothers, Inc.	4.37%
PennyMac Financial Services, Inc.	3.51%

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023

Radian Group, Inc.	2.91%
Armstrong World Industries, Inc.	2.76%
Meritage Homes Corporation	2.48%
M.D.C. Holdings Inc	2.43%
KB Home	2.41%
LGI Homes, Inc.	2.11%
Mueller Water Products, Inc.	1.44%
M/I Homes, Inc.	1.03%
Ocwen Financial Corporation	0.17%

* Rounded to two decimal places.

Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
The following graph shows the daily historical performance of the Index in the period from January 1, 2010 through December 21, 2020.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 21, 2020, the closing level of the Index was 399.20.
Historical Performance of the Index
This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.
License Agreement
Nasdaq, Inc. and BNS have entered into a non-exclusive license agreement providing for the license to BNS, in exchange for a fee, of the right to use the Index, which is owned and published by Nasdaq, Inc. in connection with the notes. The license agreement between Nasdaq, Inc. and BNS provides that the following language must be stated in this term sheet:
The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the PHLX Housing SectorSM Index to track general stock market performance. The Corporations' only relationship to BNS (“Licensee”) is in the licensing of the Nasdaq®, PHLX Housing SectorSM, and HGXSM and certain trade names of the Corporations and the use of the PHLX Housing SectorSM Index which is determined, composed and calculated by Nasdaq without regard to Licensee or the notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the PHLX Housing SectorSM Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF PHLX HOUSING SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PHLX HOUSING SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PHLX HOUSING SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Autocallable Market-Linked Step Up Notes	TS-14

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
•
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.
Autocallable Market-Linked Step Up Notes	TS-15

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-23 of product prospectus supplement EQUITY SUN-1.
Autocallable Market-Linked Step Up Notes	TS-16

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 20 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product prospectus supplement EQUITY SUN-1.
Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-42 of product prospectus supplement EQUITY SUN-1.
No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.
Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Index. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
However, it is possible that the Internal Revenue Service (the “IRS”) could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your notes is determined, even though you will not receive any amounts from BNS in respect of your notes prior to the maturity or automatic call of your notes. In such case, you may be treated as having a holding period in respect of your notes prior to the maturity or automatic call of your notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your notes at a time that is more than one year after the beginning of your holding period.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Treasury Department (the “Treasury”) are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the
Autocallable Market-Linked Step Up Notes	TS-17

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any stock included in the Index would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to the Index or any U.S. stock included in the Index, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Index, any U.S. stock included in the Index or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Index or any U.S. stock included in the Index or the notes.  If you enter, or have entered, into other transactions in respect of the Index or any U.S. stock included in the Index or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Autocallable Market-Linked Step Up Notes	TS-18

Autocallable Market-Linked Step Up Notes Linked to the PHLX Housing SectorSM Index, due January , 2023
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).
Where You Can Find More Information
We have filed a registration statement (including a product prospectus supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Autocallable Market-Linked Step Up Notes	TS-19